Exhibit 10.1

Innodata Inc. 55 Challenger Road - Suite 202 Ridgefield Park, NJ 07660

April 12, 2019

Via Email

Robert O’Connor

Dear Robert:

Congratulations on your decision to join Innodata. I am confident that you will be instrumental in helping us drive results that matter for our company, our clients and our shareholders.

You will be employed by Innodata Inc. (the “Company”) as Chief Financial Officer. You will also serve as the Company’s Principal Financial Officer and Principal Accounting Officer. In this position you will be responsible for overseeing the financial reporting for the Company and executing various strategic efforts.

The purpose of this letter (the “Offer of Employment”) is to set forth the general terms of our employment offer to you. Please bear in mind that this Offer of Employment does not constitute an employment contract.

1)	Part Time Employment. The Company will employ you in a part-time capacity. You agree to provide the Company with approximately four weeks of services per quarter – one week for each of the initial months of the quarter and two weeks for the final month of the quarter (quarter close).

2)	Salary. Your part-time base salary shall be $100,000 per annum. To the extent that additional time is required for special projects for which you are available we will mutually agree on additional compensation for such special projects.

3)	Reporting. You will report to Jack Abuhoff, Chairman and CEO of the Company.

4)	Office Location. You will be based out of the Company’s Ridgefield Park, New Jersey headquarters.

5)	Employment Commencement. Your employment commencement date shall be April 17, 2019.

6)	Benefits. You agree to adhere to our “Personnel Handbook for U.S. Based Employees (a copy of which is contained herewith). As a part-time employee you will not be eligible for health insurance benefits, vacation or other benefits to which our full-time employees are entitled.

7)	Confidentiality Agreement. You agree to sign the Company’s “Agreement Concerning Confidentiality and Non-Disclosure” (the “CNDA”) contemporaneously with the commencement of employment (a copy of which is contained herewith). In the event of a direct conflict between the terms of the CNDA and the terms of this Offer of Employment, the terms of this Offer of Employment will govern and control.

Robert O’Connor

8)	Other Activities. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company, or in hiring any employees of the Company. Additionally, you agree that for twelve (12) months after you leave the Company (whether voluntarily or involuntarily), you will not anywhere in the world directly or indirectly compete with the Company or be employed by: (i) any person or entity in a division or other department which then competes with the Company to any material extent, or (ii) any person or entity the major business of which is competitive with the Company, nor will you directly or indirectly own any interest in any such person or entity or render to it any consulting, brokerage, contracting, or other services. The foregoing shall not prohibit you from owning not in excess of 2% of the outstanding stock of any company that is a reporting company under the Securities Act of 1934. You also agree that for twelve (12) months after you leave the Company (whether voluntarily or involuntarily), you will not, directly or indirectly, solicit, divert or appropriate or attempt to solicit, divert or appropriate any customers or clients of the Company who are customers or clients of the Company at the time of the termination of your employment with the Company, or who were customers or clients of the Company during the prior twelve (12) month period, for purposes of offering to such customers or clients of the Company products or services which are directly competitive to the products and services offered by the Company as of the date of your termination or resignation from employment with the Company for any reason.

9)	Inconsistent Obligations. By signing this Offer of Employment, you represent and warrant to the Company that (i) you are under no contractual commitments inconsistent with your obligations to the Company; (ii) you will not, during the period of your employment with the Company, use any confidential or proprietary information of any third party whatsoever, including, without limitation that of any previous employer; (iii) you will adhere to any legally binding contractual obligations that survive the termination of your previous employment, including, without limitation, those relating to confidentiality and non-solicitation.

10)	Period of Employment. Notwithstanding anything to the contrary contained herein, you shall be and remain an employee at will, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations, which may have been made to you, are superseded by this Offer of Employment. This is the full and complete agreement between you and the Company on this term. Although your job duties, title and compensation, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company. Nothing contained herein shall be deemed to constitute or create an employment agreement.

11)	Withholding Taxes. All forms of compensation referred to in this Offer of Employment are subject to reduction to reflect applicable withholding and payroll taxes.

12)	Amendment and Governing Law. This Offer of Employment may not be amended or modified except by an express written agreement signed by you and the CEO of the Company. The terms of this Offer of Employment and the resolution of any disputes will be governed by New Jersey law.

13)	Entire Agreement. This Offer of Employment supersedes any prior understandings or agreements, whether oral or written, between you and the Company.

14)	Conditional Offer. Please note that as required by law, the Offer of Employment, and your employment with the Company, is contingent upon your providing legal proof of your identify and authorization to work in the United States.

Robert O’Connor

We hope that you find the foregoing terms acceptable. In order to indicate your agreement with these terms and acceptance of this Offer of Employment you should sign and date both a copy of this letter and the enclosed Confidentiality and Non-Disclosure agreement and return them to Marcia Novero, Director of Human Resources.

Once again, congratulations on your decision to join Innodata. We look forward to your active engagement on our team. If you have any questions or need additional information, please call Marcia at (201) 371-8015.

Welcome to Innodata.

Very truly yours,

/s/ Jack S. Abuhoff

Jack S. Abuhoff

Chairman and CEO

Enclosures

I hereby acknowledge that I have read and understood the terms of this Offer of Employment and hereby accept employment under the terms outlined above.

/s/ Robert O’Connor	04/17/19
Signature	Date